Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES FIRST QUARTER 2022 BUSINESS UPDATE

MIAMI (March 22, 2022) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides first quarter 2022 business update.

•U.S. GAAP net loss of $1.9 billion and adjusted net loss of $1.9 billion for the first quarter of 2022.
•First quarter 2022 ended with $7.2 billion of liquidity, including cash, short-term investments and borrowings available under the company’s revolving credit facility.
•For the cruise segments, revenue per passenger cruise day (“PCD”) for the first quarter of 2022 increased approximately 7.5% compared to a strong 2019. This increase was driven by exceptionally strong onboard and other revenue.
•As of March 22, 2022, 75% of the company's capacity had resumed guest cruise operations.
•The company expects to have each brand's full fleet back in guest cruise operations for its respective summer season where it historically generates the largest share of its operating income.
•The company believes monthly adjusted EBITDA will turn positive at the beginning of its summer season.
•Since the middle of January, the company has seen an improving trend in weekly booking volumes for future sailings. Recent weekly booking volumes have been higher than at any point since the restart of guest cruise operations.
•The company announced that three additional ships are expected to leave the fleet in 2022 in connection with its ongoing fleet optimization strategy. In total, this represents the planned removal of 22 smaller-less efficient ships since the beginning of the pause in guest cruise operations.
•Building on the company's strong governance framework and its continued commitment to sustainability, the Boards of Directors appointed the company’s President and Chief Executive Officer Arnold Donald to the role of Chief Climate Officer.

First Quarter 2022 Results and Statistical Information

•For the cruise segments, revenue per PCD for the first quarter of 2022 increased approximately 7.5% compared to a strong 2019. This increase was driven by exceptionally strong onboard and other revenue.
•During the first quarter of 2022, as a result of the Omicron variant, the company experienced an impact on bookings for its near-term sailings, including higher cancellations resulting from an increase in pre-travel positive test results, challenges in the availability of timely pre-travel tests and the disruption Omicron caused on society overall during this time. Therefore, occupancy in the first quarter of 2022 was 54%, a 20% increase in guests carried over the prior quarter.
•Available lower berth days (“ALBD”) for the first quarter of 2022 were 13 million, which represents 60% of total fleet capacity, increasing from 47% in the fourth quarter of 2021.

Carnival Corporation & plc President, Chief Executive Officer and Chief Climate Officer Arnold Donald noted, “Despite the impact of Omicron, guests carried grew by nearly 20 percent in the first quarter compared to the prior quarter, while simultaneously increasing revenue per passenger cruise day and driving an improvement in adjusted EBITDA. We expect monthly adjusted EBITDA to turn positive by the beginning of our summer season as we build occupancy and return more ships to service.”

Donald added, “We believe we have positioned the company well to withstand volatility on our path to profitability and have been working hard to resume operations as a stronger and more sustainable operating company, to maximize cash generation and to deliver double digit returns on invested capital over time.”

Despite the impact resulting from the Omicron variant during the first quarter, the company’s adjusted EBITDA (see non-GAAP Financial Measures) improved due to its ongoing resumption of guest cruise operations. The company believes that adjusted EBITDA will continue to improve with the ongoing resumption of guest cruise operations and continues to expect improvement in occupancy throughout 2022 until it returns to historical levels in 2023. The company believes monthly adjusted EBITDA will turn positive at the beginning of its summer season.

The company ended the first quarter of 2022 with $7.2 billion of liquidity, including cash, short-term investments and borrowings available under the revolving credit facility. The company invested $400 million in capital expenditures (net of export credit facilities) during the first quarter of 2022, which included the delivery of three of the four larger-more efficient ships expected to be delivered in 2022. In addition, the company repaid $500 million of debt principal and incurred $400 million of interest expense, net during the quarter.

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We ended the first quarter of 2022 with $7.2 billion of liquidity. Looking forward, we believe we remain well positioned given our liquidity and the continued improvement expected in adjusted EBITDA, along with the expected build in customer deposits, as we progress toward resuming full fleet operations.”

Resumption of Guest Cruise Operations

Donald noted, “Since resuming guest cruise operations, we delivered more than 2.2 million exceptional vacations while achieving historically high guest satisfaction scores. With 75 percent of our capacity having resumed guest cruise operations, we are well on our way back to full cruise operations and we are planning to return the balance of the fleet by our summer seasons. Achieving these operational milestones while facing headwinds including Delta and Omicron variants and changing regulations and protocols —particularly at our scale— makes the efforts of our team, ship and shore, all the more impressive.”

Donald continued, “In addition, we furthered our fleet optimization efforts by taking delivery of three larger-more efficient ships during the quarter, Costa Toscana and AIDAcosma, the company’s fifth and sixth ships powered by LNG and Discovery Princess. We also announced the removal of another three smaller-less efficient ships, bringing the total to 22 ships, significantly reducing our rate of capacity growth. Upon returning to full operations, nearly 25 percent of our capacity will consist of newly delivered ships, which we believe will expedite our return to profitability and improve our return on invested capital.”

As of March 22, 2022, 75% of the company's capacity had resumed guest cruise operations as part of its ongoing return to service. The company’s enhanced COVID-19 protocols have helped it become among the safest forms of socializing and travel, with far lower incidence rates than on land. The company expects to have each brand's full fleet back in guest cruise operations for its respective summer season where it historically generates the largest share of its operating income.

Upon returning to full cruise operations, the company’s ongoing fleet optimization strategy combined with its LNG efforts and other innovative initiatives to drive energy efficiency are forecasted to deliver a 10% reduction in fuel consumption per ALBD and a 9% reduction in carbon emissions per ALBD on an annualized basis compared to 2019.

While the company will benefit from the removal of smaller-less efficient ships and the delivery of larger-more efficient ships, the company expects adjusted cruise costs excluding fuel per ALBD (see Non-GAAP Financial Measures) for the full year 2022, to be significantly higher than 2019. This is driven by a portion of its fleet being in pause status for part of the year, restart related expenses, an increase in the number of dry-dock days, the cost of maintaining enhanced health and safety protocols and inflation. The company anticipates that many of these costs and expenses will end in 2022 and will not reoccur in 2023. Additionally, the company expects to see a significant improvement in adjusted cruise costs excluding fuel per ALBD from the first half of 2022 to the second half of 2022 with a low double-digit increase for the full year 2022 compared to 2019.

The ongoing resumption of the company’s guest cruise operations and the increased uncertainty given the current invasion of Ukraine, including its effect on the price of fuel, are collectively having a material impact on its business, including the company’s liquidity, financial position and results of operations. The company continues to expect a net loss for the second quarter of 2022 on both a U.S. GAAP and adjusted basis. However, the company expects a profit for the third quarter of 2022. For the full year 2022, the company expects a net loss.

Update on Bookings

Donald added, “Given the recent strengthening in booking volumes coupled with the closer-in booking patterns, we expect an extended wave season. In fact, we gained occupancy even in the month of March with fleetwide occupancy nearing 70 percent and several sailings already exceeding 100 percent.”

Since the middle of January, the company has seen an improving trend in weekly booking volumes for future sailings. Recent weekly booking volumes have been higher than at any point since the restart of guest cruise operations.

During the first quarter, the company increased its booked occupancy position for the second half of 2022, albeit not at the same pace as a typical wave season due to the Omicron variant. As a result, cumulative advance bookings for the second half of 2022 are at the lower-end of the historical range. However, the company believes it is well situated with its current second half

2022 booked position given the recent improvements in booking volumes and its continued expectation that occupancy will build throughout 2022 and return to historical levels in 2023. Normalized for bundled packages, prices on bookings for the second half of 2022 continue to be higher, with or without future cruise credits (“FCCs”), as compared to 2019 sailings.

Cumulative advanced bookings for the first half of 2023 continues to be both at the higher end of the historical range and at higher prices, with or without FCCs, normalized for bundled packages, as compared to 2019 sailings. (Due to the ongoing resumption of guest cruise operations, the company’s current booking trends will be compared to booking trends for 2019 sailings.)

Total customer deposits increased to $3.7 billion as of February 28, 2022 from $3.5 billion as of November 30, 2021.

Sustainability Update

Donald noted, “We are gaining momentum along our journey toward continuous improvement. We are working toward full adoption of the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”) and have reinforced our strong governance framework with enhancements to further support climate related strategic decision making and risk management processes.”

Donald added, “We are building on our history of strong achievements in decarbonization which date back to 2007. Having peaked our carbon footprint more than a decade ago, we have delivered a significant reduction in carbon intensity through 2019. Since 2019, we have accelerated our decarbonization efforts and have also made great strides in our circular economy focus area through food waste and single-use plastic reductions, which are now tracking well ahead of our goals.”

Continuing the company’s focus and progress on decarbonization

The company’s focus on decarbonization began in 2007 through an effort to reduce its fuel consumption and minimize its greenhouse gas emissions. Driven by its efforts over the last 15 years, the company’s absolute carbon emissions peaked in 2011, despite significant capacity growth since that time. The company’s current decarbonization goals focus on reducing carbon emissions per ALBD and the company is committed to a transition to absolute carbon emissions reduction goals as part of its aspiration to be net carbon-neutral by 2050. The company’s ongoing efforts include optimizing its fleet with the removal of smaller-less efficient ships and the addition of larger-more efficient ships, investing in projects that improve the energy efficiency of its existing fleet, designing more energy efficient itineraries and investing in port and destination projects to support these efforts. The company continues to evaluate and implement changes to its various annual planning processes to further expand its focus on decarbonization.

Strengthening climate-related risk oversight in the company’s governance framework

Building on its strong governance framework the company has implemented the following governance changes:

•The Boards of Directors appointed the company’s President and Chief Executive Officer Arnold Donald to the role of Chief Climate Officer. Through this role, he leads the identification of climate-related risks and opportunities and oversees how these are embedded in the company’s strategic decision-making and risk management processes. Arnold Donald and the Boards of Directors are responsible for the oversight of climate-related matters and are directly supported by members of the company’s senior management team.

•The company created a Strategic Risk Evaluation (“SRE”) Committee to identify, mitigate and monitor climate-related risks and opportunities. The SRE Committee consists of members of executive management and advisors and reports to the Chief Climate Officer.

Supporting a circular economy

The company delivered on its commitment to reduce the food waste generated onboard its ships by 10%, achieving a more than 20% decrease in food waste per person in December 2021 (relative to its 2019 baseline), and to reduce its 2021 single use plastic items purchased by 50% (relative to its 2018 baseline). Additionally, the company continues to implement its new food waste processing technology strategy, and is nearing completion of the installation of over 600 food waste bio-digesters across its fleet.

Other Recent Highlights

•Carnival Cruise Line celebrated its 50th birthday on March 11, 2022 with Sailabrations cruises.
•Carnival Corporation was named a Best Place to Work for LGBTQ+ Equality by the Human Rights Campaign Foundation for the sixth consecutive year.
•Cunard announced the name of the newest ship joining its fleet, Queen Anne. This will mark the first time since 1999 that Cunard will have four ships at sea.

Selected Forecast Information

Available Lower Berth Days (“ALBDs”)

The company’s ALBD forecast consists of contracted new ships, announced removals and planned restart schedule.

	Actuals	Forecast			Full Year 2022
(in millions)	1Q 2022	2Q 2022	3Q 2022	4Q 2022
ALBDs	13.3	16.6	21.6	22.3	73.7

Fuel

The company’s fuel consumption forecast for the remainder of the year is 2.2 million metric tons. The blended spot price for fuel is currently $795 per metric ton.

Depreciation and Amortization

The company’s depreciation and amortization forecast for the remainder of the year is $1.7 billion. The 2022 full year forecast, which includes year-to-date actuals, is $2.3 billion.

Interest Expense, Net of Capitalized Interest

The company’s interest expense, net of capitalized interest forecast for the remainder of the year is $1.1 billion. The 2022 full year forecast, which includes year-to-date actuals, is $1.5 billion.

Outstanding Debt Maturities

As of February 28, 2022, the company’s outstanding debt maturities are as follows:

(in billions)	2022	2023	2024	2025
Principal payments on outstanding debt (a)	$1.6	$2.9	$2.1	$4.5

(a)Excludes the revolving credit facility. As of February 28, 2022, borrowings under the revolving credit facility were $2.7 billion, which mature in 2024.

Capital Expenditures

The company’s annual capital expenditure forecast for 2022, which includes year-to-date actuals, is as follows:

(in billions)	2022		2023	2024	2025
Contracted newbuild	$4.4	(a)	$2.6	$1.7	$1.0
Non-newbuild	1.6		1.6	2.0	2.0
Total (b)	$6.0		$4.2	$3.7	$3.0

(a)Includes three newbuild deliveries during the first quarter of 2022.
(b)Forecasted capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Goodwill, ship and trademark fair values
•Booking levels	•Liquidity and credit ratings
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Return to guest cruise operations
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Estimates of ship depreciable lives and residual values
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, COVID-19. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations. The current, and uncertain future, impact of COVID-19, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, reputation, litigation, cash flows, liquidity, and stock price.
•Events and conditions around the world, including war and other military actions, such as the current invasion of Ukraine, and other general concerns impacting the ability or desire of people to travel have and may lead to a decline in demand for cruises.
•Incidents concerning our ships, guests or the cruise vacation industry have in the past and may, in the future, impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers are also affected by COVID-19 and may be unable to deliver on their commitments which could impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change and environmental-related matters). In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28,
	2022	2021
Revenues
Passenger ticket	$873	$3
Onboard and other	750	23
	1,623	26
Operating Costs and Expenses
Commissions, transportation and other	251	15
Onboard and other	209	7
Payroll and related	506	218
Fuel	365	103
Food	136	11
Ship and other impairments	8	—
Other operating	557	181
	2,030	535
Selling and administrative	530	462
Depreciation and amortization	554	552
	3,114	1,549
Operating Income (Loss)	(1,491)	(1,524)
Nonoperating Income (Expense)
Interest income	3	3
Interest expense, net of capitalized interest	(368)	(398)
Gains (losses) on debt extinguishment, net	—	2
Other income (expense), net	(32)	(62)
	(397)	(455)
Income (Loss) Before Income Taxes	(1,888)	(1,979)
Income Tax Benefit (Expense), Net	(3)	6
Net Income (Loss)	$(1,891)	$(1,973)
Earnings Per Share
Basic	$(1.66)	$(1.80)
Diluted	$(1.66)	$(1.80)

Weighted-Average Shares Outstanding - Basic	1,137	1,095
Weighted-Average Shares Outstanding - Diluted	1,137	1,095

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

BALANCE SHEET INFORMATION (in millions)	February 28, 2022	November 30, 2021
Cash, cash equivalents and short-term investments	$6,928	$9,139
Debt (current and long-term)	$34,900	$33,226
Customer deposits (current and long-term)	$3,695	$3,508

	Three Months Ended February 28,
STATISTICAL INFORMATION	2022	2021
PCDs (in thousands) (a)	7,229	27
ALBDs (in thousands) (b)	13,322	173
Occupancy percentage (c)	54%	16%
Passengers carried (in thousands)	1,011	5
Fuel consumption in metric tons (in thousands)	566	262
Fuel cost per metric ton consumed	$648	$392
Currencies (USD to 1)
AUD	$0.72	$0.77
CAD	$0.79	$0.78
EUR	$1.13	$1.21
GBP	$1.35	$1.36

The ongoing resumption of guest cruise operations is continuing to have a material impact on all aspects of the company's business, including the above statistical information.

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Data in the below table is compared against 2019 as it is the most recent year of full operations. 2021 and 2020 were impacted by the pause and ongoing resumption of guest cruise operations.

Consolidated cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBD as follows:

	Three Months Ended February 28,
(dollars in millions, except costs per ALBD)	2022	2022 Constant Currency	2019
Operating costs and expenses	$2,030		$3,142
Selling and administrative expenses	530		629
Tour and other expenses	(22)		(35)
Cruise costs	2,538		3,736
Less
Commissions, transportation and other	(251)		(709)
Onboard and other	(209)		(467)
Gains (losses) on ship sales and impairments	(7)		(2)
Restructuring expenses	—		—
Other	—		—
Adjusted cruise costs	2,071		2,558
Less fuel	(365)		(381)
Adjusted cruise costs excluding fuel	$1,707	$1,704	$2,177
ALBDs (in thousands)	13,322	13,322	21,299

Cruise costs per ALBD	$190.53		$175.40
% increase (decrease) vs 2019	8.6%
Adjusted cruise costs per ALBD	$155.50		$120.08
% increase (decrease) vs 2019	29.5%
Adjusted cruise costs excluding fuel per ALBD	$128.11	$127.88	$102.21
% increase (decrease) vs 2019	25.3%	25.1%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended
	February 28,	November 30,	February 28,
(in millions)	2022	2021	2021
Net income (loss)
U.S. GAAP net income (loss)	$(1,891)	$(2,620)	$(1,973)
(Gains) losses on ship sales and impairments	7	292	3
(Gains) losses on debt extinguishment, net	—	298	(2)
Restructuring expenses	—	7	—
Other	—	69	17
Adjusted net income (loss)	$(1,884)	$(1,955)	$(1,954)
Interest expense, net of capitalized interest	368	348	398
Interest income	(3)	(2)	(3)
Income tax expense, net	3	(4)	(6)
Depreciation and amortization	554	552	552
Adjusted EBITDA	$(962)	$(1,060)	$(1,014)

Non-GAAP Financial Measures

We use adjusted net income (loss) and adjusted EBITDA as non-GAAP financial measures of the company’s financial performance. We use adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD as non-GAAP financial measures of our cruise segments’ financial performance. These non-GAAP financial measures are provided along with U.S. GAAP cruise costs per ALBD and U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss), and accordingly, we present adjusted net income (loss) excluding these items as additional information to investors.

We believe that the presentation of adjusted EBITDA provides additional information to investors about our operating profitability by excluding certain gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and, (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enables us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure our cost performance as a supplement to our U.S. GAAP consolidated financial statements. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees, as well as fuel expense to calculate adjusted cruise costs without fuel. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2022 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.